IMAX CORPORATION

Exhibit 10.48

EMPLOYMENT AGREEMENT

employment agreement (the “Agreement”), dated as of October 10, 2018, between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and Megan Colligan (the “Executive”).

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.Employment and Duties.

(a)General.  Subject to the terms and conditions hereof, the Executive shall serve as President of IMAX Entertainment and Executive Vice President, IMAX Corporation, reporting directly to the Company’s Chief Executive Officer (the “CEO”). The Executive shall perform the duties and services for the Company commensurate with the Executive’s position as directed by the CEO from time to time. The Executive’s principal place of employment shall be the offices of the Company in Los Angeles, California, subject to regular domestic and international travel as required by the performance of her duties and the business of the Company.

(b)Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote her full business working time to her duties hereunder, shall faithfully serve the Company, shall conform to and comply with the lawful and good faith directions and instructions given to her by the CEO, and shall use her best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the Chief Legal Officer, or otherwise engage in activities that would impede her ability to fully perform her obligations hereunder.

2.Term.  The Executive’s employment pursuant to this Agreement shall commence on February 19, 2019 (the “Effective Date”), and shall continue indefinitely until the Executive’s termination of, or resignation from, employment pursuant to Section 4 hereunder (the “End Date”).  The period commencing as of the Effective Date and ending on the End Date is hereinafter referred to as the “Term”.

3.Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)Base Salary.  The Company shall pay to the Executive an annual salary (the “Base Salary”) of $1,000,000, less applicable withholdings and deductions, and subject to annual review as part of the Company’s review cycle.  The Base Salary will be payable in substantially equal installments in accordance with the Company’s regular payroll practices as established from time to time.

(b)Bonus. The Executive shall be eligible to receive a discretionary incentive bonus as determined in the sole discretion of the Company (the “Bonus”). The target amount of the Bonus shall be 100% of Base Salary (the “Target Bonus”), with the potential to overachieve.  The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board of Directors of the Company in its sole discretion, and shall be determined in conformity with the IMAX Performance Bonus Plan (or any successor plans established by the Company). The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that except as provided by Section 4(c)(i)(C) below, the Executive must remain employed by the Company on the payout date.

(c)Equity Awards.

(i)

As soon as practicable following the Effective Date, the Executive shall be granted an equity award with an aggregate grant date fair market value equal to $1,000,000 (the “Upfront Grant”). The Upfront Grant shall be comprised of 50% nonqualified stock options to purchase common shares of the Company (“Options”) and 50% performance stock units (“PSUs”) and/or restricted share units (“RSUs”). The Upfront Grants shall vest as follows: (i) 1/3 on the first anniversary of the applicable grant date; (ii) 1/3 on the second anniversary of the applicable grant date; and (iii) 1/3 on the third anniversary of the applicable grant date.  In addition, the vesting of any PSUs that are granted will be subject to certain metrics being achieved, consistent with the vesting metrics established for other senior executives.

(ii)

The Executive will also be eligible to participate in the Company’s annual equity grant process, which occurs in or around March of each year. The Executive shall receive an equity award with a target aggregate grant date fair market value for the March 2019 grant of $1,500,000.  For each subsequent year of the Term starting in March 2020, the Executive shall be eligible to receive a target aggregate grant date fair market value within the range of $1,500,000 to $2,000,000, based on both Company and personal performance (the “Annual Grants”). Any such Annual Grants commencing in March 2020 will be in the Company’s sole discretion, and the vehicles, mix of Options, PSUs, and RSUs, and vesting schedules for any Annual Grant will be consistent with the Company’s standard process and grants given to other senior executives at the time. Any such Annual Grants shall be granted on or about the time that awards are generally granted to the Company’s senior executives. The Executive must be employed by the Company on the grant date in order to receive the Annual Grants.
(iii)

The Options, PSUs, and RSUs to be granted pursuant to this Section 3(c) shall be granted on the terms and conditions set forth in the IMAX Corporation Amended and Restated Long-Term Incentive Plan (as amended from time to time, the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement.  The exercise price of the Options shall be the Fair Market Value of the Common Shares on the date of grant.  The Options shall have a seven (7) year term.

(d) Benefit Plans.  During the Term, the Executive shall be entitled to participate, on the same basis and at the same level as generally available to other senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and deferred compensation plans or programs of the Company (including executive supplemental health benefits) now existing or hereafter established, as in effect from time to time.  In addition, the Executive shall be entitled to participate in the Company’s wellness allowance program, pursuant to which the Executive shall be entitled to reimbursement of up to $2,500 annually for qualifying expenses related to personal health and fitness goals. The wellness allowance program is a taxable benefit to the Executive.

(e)Automobile.  The Company shall provide the Executive with an automobile allowance of $1,100 per month (the “Automobile Payment”).  The Automobile Payment will be paid and is taxable as ordinary income.  In addition, the Company shall reimburse Executive for the costs of gasoline, insurance, and reasonable operating expenses for that automobile, as well as costs for taxis or ride hailing services such as Uber, in accordance with Company policies in effect for senior executives from time to time, up to a collective maximum of $11,800 per annum.

(f)Vacation.  The Executive shall be entitled to vacation time of twenty (20) days per year, subject to proration based on partial years of service.

(g)Expenses.  The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by her in the fulfillment of her duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time; provided, however, that the level of travel and hotel accommodations shall be no less favorable than those arrangements made available to other senior executives of the Company. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

4.Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5), and the Executive shall have the right to terminate her employment at any time and for any reason.

(a)Termination Due to Death or Disability.  The Executive’s employment under this Agreement will terminate upon the Executive’s death or the Executive’s Disability (as defined in Section 5). In the event the Executive’s employment terminates as a result of the Executive’s death or Disability, the Company shall pay to the Executive (or her estate, as applicable) (i) the Base Salary and Automobile Payment through and including the date of termination, (ii) an amount equal to the Executive’s accrued and unused vacation pay as of the date of termination, and (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (including unreimbursed business expenses properly incurred through the date of termination) ((i) through (iii) collectively the “Other Accrued Compensation and Benefits”), in each case, payable within thirty (30) days of the Executive’s termination of employment by reason of death or Disability (or as otherwise expressly set forth in the applicable plan, program or agreement).  Furthermore, upon a termination of employment as a result of the Executive’s death or Disability, a portion of the Executive’s equity awards that have already been granted pursuant to this Agreement shall vest such that, when combined with previously vested equity awards, an aggregate of 50% of all of the equity awards that have been granted pursuant to this Agreement shall have vested. Any vested Options shall continue to be exercisable for a period of 180 days following the date of the Executive’s death or Disability (but in no event later than the expiration of the term of such Options). All Options not exercised within such 180-day period shall be cancelled and shall revert back to the Company for no consideration and the Executive or her estate, as applicable, shall have no further right or interest therein.  Except as provided in this Section 4(a), the Executive shall have no further right to receive any other compensation or benefits after a termination of employment due to the Executive’s death or Disability.

(b)Termination for Cause; Resignation without Good Reason.  If, at any time, the Executive incurs a Separation from Service (as defined in Section 5) by reason of the Company’s termination of the Executive’s employment for Cause, or if the Executive resigns from her employment for any reason other than for Good Reason (as defined in Section 5), then (i) the Executive shall be entitled to payment of her Other Accrued Compensation and Benefits, payable within thirty (30) days after the Executive’s Separation from Service (or as otherwise expressly set forth in the applicable plan, program or agreement) and (ii) all outstanding equity awards will be treated in accordance with the terms of the LTIP and/or the applicable award letters.   Except as set forth in this Section 4(b), the Executive shall have no further right to receive any other compensation or benefits after her termination for Cause or resignation of employment for any reason other than for Good Reason.  The Executive shall provide thirty (30) days’ written notice to the Company prior to resigning her employment.

(c)Termination Without Cause; Resignation for Good Reason.

(i)If, at any time, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or as a result of her resignation for Good Reason, then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(d):

(A)if the termination without Cause or resignation for Good Reason occurs on or before February 18, 2020, the Company shall continue to pay the Executive the Base Salary and Automobile Payment for a period of six (6) months. If the termination without Cause or resignation for Good Reason occurs on or after February 19, 2020, the Company shall continue to pay the Executive the Base Salary and Automobile Payment for a period of twelve (12) months. The Base Salary and Automobile Payment will be paid either in a lump sum or in accordance with the Company’s ordinary payroll practices in effect from time to time, at the Company’s discretion; provided, however, that payments in respect of the Severance Period will not commence until the 60th day following the Executive’s termination of employment;

(B)all outstanding equity will be treated in accordance with the terms of the LTIP or the applicable award letters; and

(C)the Bonus to which the Executive would have otherwise been entitled had she remained employed at the Company on the payout date will be paid to the Executive on a prorated basis based on the length of her employment with the Company during the year at issue.

(ii)

The Executive agrees that the provisions of Section 4(c) are fair and reasonable and that if her employment is terminated without Cause, or she resigns for Good Reason, except as otherwise provided in this Agreement, she shall have no further right to receive any other compensation or benefits.

(d)Execution and Delivery of Release; Restrictive Covenants.  The Company shall not be required to make the payments and provide the benefits under Section 4(c) (other than the Other Accrued Compensation and Benefits) unless (i) the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s termination of employment, a general waiver and release of claims and the release has become effective and irrevocable in its entirety, and (ii) the Executive remains in material compliance with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”).  The Executive’s failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) or the Executive’s failure to comply with the Non-Competition Agreement shall result in the forfeiture of the payments and benefits payable under Section 4(c).

(e)Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive.  The date of the Executive’s termination of employment shall be the date specified in the Notice of Termination.

5.Definitions.

(a)Cause.  For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i)	the cessation of the Executive’s ability to work legally in the United States or Canada other than for reasons not within the Executive’s reasonable control;
(ii)	any act or omission that constitutes a material breach by the Executive of any of her obligations under this Agreement;
(iii)	the continued failure or refusal of the Executive to perform the duties reasonably required of her in her role;
(iv)

the Executive's commission of, or plea of nolo contendere to, (A) any felony or (B) any crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or otherwise impairs or impedes its operations;

(v)	the Executive's engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is materially injurious to the Company or any of its subsidiaries or affiliates;
(vi)	the Executive's breach of the Employee Confidentiality, Non-Competition, and Intellectual Property Agreement or any material written policy of the Company or any of its subsidiaries or affiliates; or
(vii)

any other action by the Executive which in the good faith judgment of the Company is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates, or which results in the violation by the Company or any of its subsidiaries or affiliates of any law;

provided, however, that, subject to the proviso at the end of this paragraph, no event or condition described in clauses (i), (ii), (iii), (v), (vi) or (vii) shall constitute Cause unless (A) the Company first gives the Executive written notice of its intention to terminate her employment for Cause and the grounds for such termination, (B) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of her receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Executive has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter) and (C) the Company actually terminates the Executive’s employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period.

(b)Disability.  For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all of her duties under this Agreement as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s resignation as a result of (i) a material diminution of the Executive’s responsibilities; (ii) the Executive ceasing to report to the CEO; (iii) the Company requiring the Executive to be based at any office or location more than thirty (30) miles from Los Angeles; or (iv) a material breach by the Company of any material term of this Agreement; provided, however, that no such event shall constitute Good Reason unless (A) the Executive first gives the Company written notice of her intention to resign her employment for Good Reason and the grounds for such resignation, (B) such grounds for resignation (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice  and (C) the Executive actually resigns her employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period.

(d)Separation from Service. “Separation from Service” will have the meaning set forth in Section 409A(a)(2)(A)(i) of the Internal Revenue Code (as amended, and the regulations and guidance promulgated thereunder (collectively, the “Code”)).

6.Nondisparagement.  The Executive agrees that at no time during the Executive’s employment by the Company or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its subsidiaries and affiliates, and their respective directors, officers or employees. It shall not be a violation of this Section 6 for the Executive to testify truthfully in response to a subpoena or other lawful process.

7.Recovery of Compensation.  All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback as required under law.

8.Section 409A of the Code.

(a)The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A.  If, in the good faith judgment of the

Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A.  This Section 8(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to tax, interest and penalties under Section 409A.

(b) Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct installment payment from all other such payments for purposes of Section 409A. The actual date of payment pursuant to this Agreement shall be within the sole discretion of the Company. In no event may the Executive be permitted to control the year in which payment occurs. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(c)Any payment to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service under Section 409A.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) to be made hereunder upon the Executive’s Separation from Service provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Executive is a “Specified Executive” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Executive’s Separation from Service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six (6) months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first calendar month following the end of the six (6)-month period.

9.Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

10.Representation and Warranty.  The Executive represents and warrants that she is not subject to any non-competition covenant or any other agreement with any party that would in any manner restrict or limit her ability to render the services required of her hereunder.

11.Assignment.  This Agreement may be assigned by the Company to an affiliate or subsidiary, or in connection with a sale of all or substantially all of the Company’s assets.  The Executive may not assign or delegate her duties under this Agreement.

12.Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

13.Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required or permitted to be withheld by law or contract.

14.Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of this Agreement, or (ii) any subsequent breach by such party of a provision of this Agreement.

15.Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.

16.Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive's employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles County, California in accordance with the rules of the American Arbitration Association, provided that discovery in any such arbitration shall be conducted in accordance with the California Code of Civil Procedure.  The arbitration shall be held before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The prevailing party shall be entitled to recover its/her reasonable fees and costs.

17.Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

18.Entire Agreement.  This Agreement, together with the equity award agreements referenced in Section 3(c) of this Agreement and the Non-Competition Agreement, contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including the Prior Agreement.  All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19.Severability.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

20.Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21.Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22.Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

902 Broadway, 20th Floor

New York, NY 10010

Attention: Chief Legal Officer

Facsimile:(212) 371-7584

if to the Executive:

Megan Colligan

[Address On File with the Company]

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or overnight courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of October 10, 2018.

IMAX CORPORATION

By:  _/s/ Robert D. Lister____________

Name:_Robert D. Lister____________ Title: _Chief Legal Officer and______ Senior Executive Vice President______

By:  _/s/ Carrie Lindzon-Jacobs_______

Name:_Carrie Lindzon-Jacobs________ Title: _Chief Human Resources Officer and Executive Vice President_________

MEGAN COLLIGAN

/s/ Megan Colligan______________